For Immediate Release
CEO RESIGNS TO TAKE ON OTHER CHALLENGES;
CHARLIE MORRISON NAMED INTERIM CEO
THE COLONY, TEXAS — August 15, 2007 — PIZZA INN, INC. (NASDAQ:PZZI) announced today that President and Chief Executive Officer Tim Taft has notified the Company that he has decided to resign as an officer and director effective immediately to pursue other interests. Mr. Taft stated, “I am proud of the progress that Pizza Inn has made in the past two and a half years toward our goal of increasing sales, profitability and the revitalization of the franchise system. Pizza Inn is a stronger brand with a bright future.” The Company’s board of directors thanked Mr. Taft for his contributions to the Company, stating “Tim has spent the past two and a half years tirelessly working to position Pizza Inn as a vibrant, growing concept and we appreciate his dedication and leadership.”
The Company’s board has appointed Charlie Morrison, who is currently Chief Financial Officer, as Interim Chief Executive Officer. Prior to joining Pizza Inn, Mr. Morrison served as President for Steak and Ale and The Tavern Restaurants, leading the chains to comparable store and sales increases for two consecutive years while improving operating profits during the same period. Mr. Morrison also served as Chief Financial Officer for Steak and Ale and Ponderosa Restaurants in 2004. Prior to that, he served as Vice President of Finance for Kinko’s, Director of Strategic Planning for Boston Market and Director of Strategic Planning for Pizza Hut.

Pizza Inn, Inc. (www.pizzainn.com) is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Services Company. Pizza Inn franchises approximately 360 restaurants and owns three restaurants with annual domestic and international chain-wide sales of approximately $150 million.

Pizza Inn, Inc.	For more information contact:
3551 Plano Parkway	Danny Meisenheimer
The Colony, TX 75056	(469) 384-5000